  EXHIBIT 10.1

620 Johnson Avenue Bohemia, N.Y.11716	(631) 621-7831

Jorge Flores

7 Buck Hill Street

Medford, NY 11763

February 21, 2022

Dear Mr. Flores,

We are very pleased to offer you the position of Chief Operating Officer with AmpliTech Group, Inc., a Nevada corporation (the "Company''). This offer of employment is conditioned on your satisfactory completion of certain requirements as explained in this letter (the "Letter''). Your continued employment is subject to the terms and conditions set forth in this Letter, which override (i) anything communicated to you, orally or in writing, during your interviews; (ii) as part of any other communication about your employment with the Company; or (iii) as set forth in any and all other employment agreements between you and the Company, which will shall have no further force or effect upon your execution of this Letter. The term of this agreement shall be from February 21, 2022 through March 20, 2023 (the "Employment Period").

Duties and Reporting Position

As Chief Operating Officer, you will be full-time, scheduled to work within the AmpliTech facilities five (5) days a week, at a minimum of normal hours of operation. As Chief Operating Officer, you will be classified as “exempt” under the federal Fair Labor Standards Act and New York Labor Law 651(5)(b), which means you are not entitled to overtime pay for working more than 40 hours in a week.

In your capacity as Chief Operating Officer, you will perform duties and responsibilities as are normally associated with and appropriate for such position, and as may be assigned to you from time to time by the Company's President. You will report directly to the Company’s President (currently, Fawad Maqbool) or another individual designated by the Company's Board of Directors (the ''Board''). You recognize that during the Employment Period hereunder, you owe an undivided duty of loyalty to the Company, and you will use your good faith efforts to promote and develop the business of the Company and its subsidiaries (the Company’s subsidiaries from time to time, together with any other affiliates of the Company, the "Affiliates''). You shall devote all of your business time, attention and skills to the performance of your services as Chief Operating Officer. Recognizing and acknowledging that it is essential for the protection and enhancement of the name and business of the Company and the goodwill pertaining thereto, you shall perform your duties under this agreement in accordance with the applicable laws, rules and regulations and such standards, policies and procedures established by the Company.

You shall be entitled to four, non-consecutive weeks of paid vacation per year, on such dates as approved by management.

Compensation

In consideration for your services as Chief Operating Officer, you will be paid an annual salary of $275,000, retroactive to January 1, 2022 (excluding any compensation already paid under your prior employment agreement with the Company), payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required or permitted by law.

620 Johnson Avenue Bohemia, N.Y.11716	(631) 621-7831

During the Employment Period, you will be eligible to participate in the AmpliTech Group, Inc. 2020 Equity Incentive Plan or any successor plan (the “2020 Plan”), subject to the terms of 2020 Plan or successor plan, as determined by the Company’s Board of Directors or Compensation Committee, in its discretion.

As Chief Operating Officer, you will be eligible to participate in benefit plans and programs in effect from time to time, including paid vacation/paid sick leave/Paid Time Off (PTO), insurance programs and any applicable benefit plans, and other fringe benefits as are made available to other similarly situated employees of the Company, in accordance with and subject to the eligibility and other provisions of such plans and programs. The Company reserves the right, in its sole discretion, to prospectively modify or terminate any of its benefits plans or programs from time to time/at any time and for any reason, to the extent permitted by applicable law. Please refer to attached Addendum for detail on the benefits.

You will be subject to all applicable employment and other policies of the Company, as outlined in the Company employment handbook and elsewhere.

For Cause Employment

Your employment may be terminated by the Company for Cause (as defined herein) at any time and without prior notice. Your employment may also be terminated by the Company, without Cause at any time and without prior notice, provided, however, if your employment is terminated without cause, you shall be entitled to receive three months of base salary and accrued and unpaid vacation if you sign a release of claims to be provided by the Company on the termination of your employment. For purposes of this Letter, "Cause" shall include:

(i)	failure to perform your duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)	failure to comply with any valid and legal directive of the person or persons to whom you report;

(iii)	engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, injurious to the Company or its Affiliates;

(iv)	embezzlement, misappropriation, or fraud, whether or not related to your employment with the Company;

(v)	conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor;

(vi)

violation of the Company's written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

(vii)	unauthorized disclosure of Confidential Information (as defined below);

(viii)	material breach of any material obligation under this Agreement or any other written agreement between you and the Company; or

(ix)	engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute.

620 Johnson Avenue Bohemia, N.Y.11716	(631) 621-7831

You are free to terminate your employment at any time, so long as you provide a minimum of 30 business days' notice.

Providing notice does not create an express or implied contract for continued employment or employment for a fixed period.

The Company reserves the right, in its sole discretion, to prospectively modify or rescind any of the terms set forth in this Letter at any time during the course of your employment, to the extent permitted by applicable law.

Confidential Information

(a) You recognize, acknowledge and agree that you have had and will continue to have access to secret and confidential information regarding the Company, its Affiliates and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of you. You acknowledge that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by you in confidence. In consideration of the obligations undertaken by the Company herein, you will not, at any time, during or after your employment hereunder, reveal, divulge or make known to any person, any information acquired by you during the course of your employment, which is treated as confidential by the Company, and not otherwise in the public domain. The confidentiality provisions of this Letter shall survive the termination of your employment hereunder.

(b) You affirm that you do not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.

(c) In the event that your employment with the Company terminates for any reason, you shall deliver forthwith, to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, you shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing your compensation or relating to reimbursement of expenses, (iii) information that you reasonably believe may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to your employment, or termination thereof, with the Company. The covenants and agreements in this Letter shall exclude information (A) which is in the public domain through no unauthorized act or omission by you or (B) which becomes available to you on a non-confidential basis from a source other than the Company or its affiliates without breach of such source’s confidentiality or non-disclosure obligations to the Company or any of its Affiliates.

620 Johnson Avenue Bohemia, N.Y.11716	(631) 621-7831

Non-Competition and Non-Solicitation.

(a) You agree and acknowledge that the Confidential Information that you have already received and will receive is valuable to the Company and that its protection and maintenance constitutes a legitimate business interest of the Company, to be protected by the non-competition restrictions set forth herein. You agree and acknowledge that the non-competition restrictions set forth herein are reasonable and necessary, and do not impose undue hardship or burdens on you. You also acknowledge that the Company's Business (as such term is defined below) is conducted throughout the world (the “Territory'”), and that the Territory, scope of prohibited competition, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its Affiliates and/or its customers and suppliers. The non-competition and non-solicitation provisions of this Letter shall survive the termination of your employment hereunder for a period of one year. For the purposes of this Non-Competition and Non-Solicitation section, "Business" means the design, engineering and assembly of any AmpliTech components that meet individual Company and customer specifications.

(b) You hereby agree and covenant that you shall not without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than two (2%) percent of the outstanding securities of a company whose shares are traded on any national securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or debt position in portfolio companies that are competitive with the Company; provided however, that you shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), or whether on your own behalf or on behalf of any other person or entity or otherwise howsoever, during the Term and thereafter to the extent described below, within the Territory:

(1) Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the Business of the Company, as defined in the next sentence.

(2) Recruit, solicit or hire, or attempt to recruit, solicit or hire, any employee, or independent contractor of the Company to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of competing with the Business of the Company;

(3) Attempt in any manner to solicit or accept from any customer of the Company, business of the kind or competitive with the business done by the Company with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services of the kind or competitive with the business of the Company for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person for the purpose of competing with the Business of the Company; or

(4) Interfere with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any supplier, distributor, co-venturer, joint venture, investor, investee or strategic partner of the Company, for the purpose of soliciting such other party to discontinue or reduce its business with the Company for the purpose of competing with the Business of the Company.

620 Johnson Avenue Bohemia, N.Y.11716	(631) 621-7831

Disputes

Any dispute, controversy or claim arising out of or relating to this Letter, its enforcement, arbitrability or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions and/or arising out of or relating in any way to your employment, including application for employment, with you or termination of employment, including any alleged violation of statute, common law or public policy shall be submitted to and decided by final and binding arbitration. Notwithstanding anything to the contrary, nothing in this Letter shall be interpreted to mean that employees are precluded from filing complaints with the New York Department of Labor and/or federal Equal Employment Opportunity Commission, and National Labor Relations Board.

The arbitration shall be administered by the American Arbitration Association (AAA) in accordance with its then-current Employment Arbitration Rules and Mediation Procedures, as modified by the terms and conditions contained in this Section, and held in New York, New York, before a single arbitrator. The arbitrator shall be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by the AAA.

Continuing Obligations

By accepting this offer, you confirm that you are able to accept this job and carry out the work involved without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. You also confirm that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including copies of any agreements between you and your current or former employer describing such restrictions on your activities.

You further confirm that you will not remove or copy any documents or proprietary data or materials of any kind, electronic or otherwise, from your current or former employers to the Company without written authorization from your current or former employer. If you have any questions about the ownership of particular documents or other information, discuss such questions with your current or former employers before removing or copying the documents or information.

[signature page follows immediately]

***

620 Johnson Avenue Bohemia, N.Y.11716	(631) 621-7831

All of us at the Company are excited about the prospect of having you as our Chief Operating Officer. If you have any questions about the above details, please call me immediately. We look forward to you accepting this position, and request that you sign below and return this Letter to me by February [], 2022.

I look forward to hearing from you.

Yours sincerely, AMPLITECH GROUP, INC.

Signed:	/s/ Fawad Maqbool
Name:	Fawad Maqbool
Title:	President

Acceptance of Offer

I have read and understand all the terms of the offer of employment set forth in this letter and I accept each of those terms. I further understand that this Letter is the Company's complete offer of employment to me and this Letter supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to my employment. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in this Letter.

Signed:	/s/ Jorge Flores
Name:	Jorge Flores
Date:	February 22, 2022

620 Johnson Avenue Bohemia, N.Y.11716	(631) 621-7831

ADDENDUM

AmpliTech Benefits Package

We offer:

(I)	Medical insurance offered through Oxford Health Plan covered by Amplitech.

(ii)	Dental insurance offered through Guardian which includes $25,000 of life insurance and AD&D which is covered by AmpliTech.

(iii)	AFLAC- Accident Plan covered by AmpliTech. We offer dental, hospitalization and cancer plans at the expense of the employee.

(iv)	401K plan pretax salary contributions.

(v)	Vacation and sick time as stipulated per the employment agreement.

(vi)	VSP eye coverage covered by Amplitech.